Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Bitcoin Depot Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: September 23, 2024

ANDREW MITCHELL PAUL

/s/ Andrew Mitchell Paul

SOPRIS SS-BCD SECONDARY INVESTORS, LLC

By:	/s/ Andrew Mitchell Paul
	Name:	Andrew Mitchell Paul
	Title:	Managing Member